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                                             ROFIN-SINAR TECHNOLOGIES


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Contact:     Investor Relations
             Rofin-Sinar
             734-416-0206
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             011-49-40-733-63-256

GENERATION CHANGE WITHIN EXECUTIVE MANAGEMENT TEAM AT
ROFIN-SINAR SUBSIDIARY

Plymouth, MI / Hamburg, Gunding (Germany), June 22, 2006 - ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced changes in the executive management team of its subsidiary ROFIN-SINAR Laser GmbH, Hamburg and Gunding.

Effective July 1, 2006, Dr. Walter Volkmar (63) will retire from his position as Managing Director of ROFIN-SINAR Laser GmbH and will also relinquish the overall responsibility for the Laser Marking division. Walter Volkmar will continue to support the Company as a consultant for special projects.

Dr. Armin Renneisen (45) has been appointed as his successor in the position as Managing Director of ROFIN-SINAR Laser GmbH, responsible for the Gunding site. Armin Renneisen studied Mechanical Engineering at the TH Darmstadt, graduating in 1993. Most recently he was Operations Manager at the Gunding location.

Effective, July 1, 2006, Thomas Merk (43), who joined the Company in 2000, will assume overall responsibility for the worldwide activities of the Laser Marking Business, which was vacated by Walter Volkmar, and will also be appointed Chief Operating Officer for this division. He studied Mechanical Engineering at the Technical University of Stuttgart, Germany, and was appointed Chief Operating Officer for the Group's Laser Micro Business in December 2005.

In addition, Mr. Thorsten Frauenpreiss (40) has been appointed to the Management Board of ROFIN-SINAR Laser GmbH with the responsibility for the Hamburg location, effective June 1, 2006. Mr. Frauenpreiss studied Mechanical Engineering in Hanover and started his career at Rofin-Sinar in product management in 1993. Most recently, he was responsible for the Group's worldwide Marketing and Investor Relations activities. He will maintain these responsibilities until a successor has been appointed.

In the course of her appointment as Chief Financial Officer of ROFIN-SINAR Technologies Inc., Mrs. Ingrid Mittelstaedt will also join the Board of Management of ROFIN-SINAR Laser GmbH.

Commenting on the executive management team changes, Dr. Wirth, Chairman of the Board of Rofin-Sinar Technologies Inc. said "We are sorry to see Walter Volkmar retire, as he has been with the Company since 1989 and we thank him for his considerable contribution to the development of our Laser Marking business. However, we are very pleased that we were able to fill these positions with experienced and knowledgeable employees." Gunther Braun, CEO and President of RSTI, added "We are confident that these newly appointed colleagues will be able to utilize their expertise to set new courses for further successful development in their own areas and also for the whole Group."




With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, Rofin-Sinar Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Sweden, Singapore and Japan, Rofin-Sinar is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 22,000 laser units installed worldwide and serves more than 3,000 customers. Rofin-Sinar's shares trade on the NASDAQ National Market System under the symbol RSTI and are listed in Germany in the "Prime Standard" of the Frankfurt Stock Exchange under ISIN US7750431022. Additional information is available on Rofin-Sinar's home page: http://www.rofin.com.